Exhibit 3.15

CERTIFICATE OF FORMATION

OF

CORNELLCOOKSON, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST:             The name of the limited liability company (the “Limited Liability Company”) is CornellCookson, LLC.

SECOND:        The address of the registered office of the Limited Liability Company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, in the County of New Castle, Delaware 19808. The registered agent for service of process at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of CornellCookson, LLC this 1st day of June, 2018.

By:	/s/ Paul Sugarman
Name: Paul Sugarman
Title: Vice President of Finance, Chief Financial Officer and Treasurer

[Signature Page to Certificate of Formation]